Exhibit 3.4

CERTIFICATE OF AMENDMENT OF

THE FOURTH AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF MAXLINEAR, INC.

MaxLinear, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is MaxLinear, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 25, 2003.

B. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”), declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing that the terms and provisions of this Certificate of Amendment be submitted to and considered by the stockholders of the Corporation for approval.

C. This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL by the required number of shares of outstanding stock of the Corporation entitled to vote thereon, in lieu of a meeting and vote of stockholders.

D. Pursuant to Section 242 of the DGCL, this Certificate of Amendment amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation as set forth herein.

E. The first paragraph of Article IV of the Corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The Company is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares that the Company is authorized to issue is 70,825,576 shares, $0.0001 par value. The number of shares of Common Stock (“Common”) that the Company is authorized to issue is 48,333,351 shares, and the number of shares of Preferred Stock (“Preferred”) that the Company is authorized to issue is 22,492,225 shares, of which 11,696,000 shares shall be designated “Series A Preferred,” and 10,796,225 shares shall be designated “Series B Preferred.” The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kishore Seendripu, Ph.D., its President and Chief Executive Officer, effective as of December 10, 2009.

MAXLINEAR, INC.

By:	/s/ Kishore Seendripu, Ph.D.
Kishore Seendripu, Ph.D. President and Chief Executive Officer